PRESS RELEASE
FOR RELEASE JANUARY 30, 2012 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED
DECEMBER 31, 2011

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank (the “Bank”) reported net income of $462,000 for the three month period ended December 31, 2011, which represents the first quarter of its 2012 fiscal year, as compared to net income of $45,000 for the three months ended December 31, 2010. For comparison purposes, when consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported net income available to common stockholders of $462,000 or $0.15 per basic and diluted share for the three months ended December 31, 2011, compared to a net loss available to common stockholders of $111,000 or ($0.04) per basic and diluted common share for the three months ended December 31, 2010. The Company repaid TARP on January 26, 2011 without raising additional capital, which would have been dilutive to shareholders.

During the three months ended December 31, 2011, earnings were favorably impacted by lower loan loss provisions and, to a lesser extent, increased net interest income as compared to the corresponding period during the prior fiscal year.

The drop in loan loss provisions during the three months ended December 31, 2011 as compared to the prior year was directly related to a decline in nonperforming assets and loan charge-offs during the period. Foreclosed real estate decreased by $1.7 million, or 57%, from $3.0 million at September 30, 2011 to $1.3 million at December 31, 2011 as the Company was able to dispose of a certain commercial and residential properties. Nonperforming loans also declined during the period from $18.3 million at September 30, 2011 to $17.2 million at December 31, 2011. Total nonperforming assets were $18.5 million at December 31, 2011 versus $21.3 million at September 30, 2011.

The increase in net interest income during the three months ended December 31, 2011 as compared to the three months ended December 31, 2010 was primarily due to higher average balances related to the mortgage-backed securities portfolio combined with a declining cost of funds rate on the deposit portfolio. These increases in net interest income were partially offset by lower interest income from the Company’s loan portfolio, which declined by $9.5 million during the three months ended December 31, 2011.

President and Chief Executive Officer Joseph J. Bouffard commented “We continue to make progress in our efforts to resolve asset quality issues, including disposition of foreclosed real estate. Nonperforming assets are down, as are loan charge-offs. Earnings have shown improvement and our interest rate spread has expanded. These are positive trends that we continually work hard to strengthen.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	December 31,	September 30,
	2011	2011
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$74,336	$60,108
Investment Securities, available for sale	4,816	6,919
Loans Receivable, net	355,341	364,843
Mortgage-backed Securities, available for sale	166,805	150,879
Foreclosed Real Estate	1,275	2,999
Premises and Equipment, net	10,336	9,932
Bank Owned Life Insurance	16,334	16,228
Other Assets	14,394	12,948
Total Assets	$643,637	$624,856

LIABILITIES
Deposits	$560,446	$550,014
Junior Subordinated Debentures	17,011	17,011
Accounts Payable Trade Date Securities	7,966	--
Other Liabilities	6,060	5,872
Total Liabilities	591,483	572,897
Total Stockholders’ Equity	52,154	51,959
Total Liabilities & Stockholders’ Equity	$643,637	$624,856

Consolidated Statements of Operations
(Unaudited)

	Three Months ended December 31,
	2011	2010
	(Dollars in thousands except per share data)

Interest income	$6,701	$6,805
Interest expense	1,931	2,346
Net interest income	4,770	4,459
Provision for loan losses	300	800
Net interest income after provision for loan losses	4,470	3,659
Total non-interest income	544	784
Total non-interest expenses	4,315	4,455
Income (Loss) before tax expense	699	(12)
Income tax expense (benefit)	237	(57)
Net income	462	45
Preferred stock dividends and discount accretion	--	(156)
Net income (loss) available to common shareholders	$462	$(111)

Basic and diluted earnings (loss) per common share	$.15	$(.04)

Summary of Financial Highlights
(Unaudited)

	Three Months ended December 31,
	2011	2010

Return on average assets (Annualized)	.29%	.03%
Return on average equity (Annualized)	3.55%	.29%

Interest rate spread	3.24%	2.99%
Net interest margin	3.26%	3.06%

Efficiency ratio	81.20%	84.87%
Ratio of average interest earning assets/interest bearing liabilities	101.96%	104.21%

Allowance for Loan Losses
(Unaudited)

	Three Months ended December 31,
	2011	2010
	(Dollars in thousands)

Allowance at beginning of period	$4,768	$6,634
Provision for loan losses	300	800
Recoveries	12	22
Charge-offs	(16)	(286)
Allowance at end of period	$5,064	$7,170

Allowance for loan losses as a percentage of gross loans	1.40%	1.82%

Allowance for loan losses to nonperforming loans	29.46%	52.50%

Non-Performing Assets
(Unaudited)

	At December 31, 2011	At September 30, 2011	At December 31, 2010
	(Dollars in thousands)

Nonaccrual Loans:
Commercial	$9,070	$9,895	$10,985
Residential Real Estate (1)	6,968	7,715	2,003
Consumer	20	20	--
Total Nonaccrual Loans (2)	16,058	17,630	12,988
Accruing Troubled Debt Restructurings	1,133	656	670
Total Nonperforming Loans	17,191	18,286	13,658
Foreclosed Real Estate	1,275	2,999	186
Total Nonperforming Assets	$18,466	$21,285	$13,844

Nonperforming Loans to Loans Receivable	4.84%	5.01%	3.55%

Nonperforming Assets to Total Assets	2.87%	3.41%	2.22%

(1)	Includes residential owner occupied properties and residential rental investor properties.

(2)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at December 31, 2011 are $7.5 million in Troubled Debt Restructurings, all but $20,000 of which were not delinquent.  Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period.